U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                                    SEC File Number 0-30641
                                                    CUSIP Number 50172 A 10 4

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

                                  (Check One):

[ ] Form 10-K  [ ] Form 20-F  [ ] Form 11-K  [X] Form 10-Q  [ ] Form N-SAR

For Period Ended:  September 30, 2000
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    Nothing in this Form shall be construed to imply that the Commission has verified any information contained herein.
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     If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates: N/A

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Part I - Registrant Information
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Full Name of Registrant: L.A.M. Pharmaceutical Corp.

Former Name if Applicable:  N/A

Address of Principal Executive Office (Street and Number)

         800 Sheppard Avenue West
         Commercial Unit 1

City, State and Zip Code

         North York, Ontario
         Canada  M3H 6B4

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Part II - Rules 12b-25(b) and (c)
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    If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

      (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X] (b) The subject annual report, semi-annual report, or transition report or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form l0-Q or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

      (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

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Part III - Narrative
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    State below in reasonable detail the reasons why the Form 10-K, 20-F, 11-K, 10-Q, or N-SAR, or the transition report or portion thereof could not be filed within the prescribed time period.

      The Company did not complete the preparation of its financial statements for the quarter ending September 30, 2000 in sufficient time so as to permit the filing of the 10-QSB report by November 14, 2000.

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Part IV - Other Information
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(1) Name and telephone number of person to contact in regard to this notification

        William T. Hart                 (303)                     839-0061
       -----------------                -----                     --------
           (Name)                    (Area Code)              (Telephone Number)

    (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding l2 months (or for such shorter period that the registrant was required to file such reports) been filed? If answer is no, identify
         report(s).                                [X] Yes  [   ] No

    (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or
         portion thereof?                          [   ] Yes  [X] No

         If  so:  attach  an  explanation  of  the  anticipated   change,   both
         narrative-ly and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                           L.A.M. Pharmaceutical Corp.
                       ----- ----------------------------
                  (Name of Registrant as specified in charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Date:  November 14, 2000        By
                                   ----------------------------------------
                                   Alan Drizen, Chief Executive Officer



                                    ATTENTION

     Intentional misstatements or omissions of fact constitute Federal Criminal Violations (See 18 U.S.C. 1001).